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                                                                  EXHIBIT (h)(5)


                                     FORM OF

                                   ADDENDUM TO
                              VAN KAMPEN FUNDS INC.
                            SELLING GROUP AGREEMENTS
                FOR VAN KAMPEN SENIOR LOAN FUND - CLASS C SHARES

Ladies and Gentlemen:

        Your firm is presently a party to a Dealer Agreement, Broker Fully-Disclosed Clearing Agreement or Bank-Fully Disclosed Clearing Agreement with Van Kampen Funds Inc. (the "Company") regarding Van Kampen Open-End and Closed-End Investment Companies. Pursuant to Section 18 of the Dealer Agreement or Section 21 of the Broker Fully-Disclosed Clearing Agreement and the Bank Fully-Disclosed Clearing Agreement, the terms and conditions set forth herein hereby amend the terms and conditions of the Selling Group Agreement between your firm (the "Intermediary") and the Company with respect to the Van Kampen Senior Loan Fund:

        WHEREAS, the Company is the principal underwriter of the Van Kampen Senior Loan Fund (the "Fund"); and

        WHEREAS, the Fund has adopted a Service Plan (the "Service Plan") for its Class C Shares as described in the Fund's Prospectus and Statement of Additional Information; and

        WHEREAS, the Fund's Service Plan authorize the Company to enter into service agreements such as this Agreement with certain financial intermediaries selected by the Company, and the Intermediary has been so selected; and

        WHEREAS, the Fund's Service Plan authorizes the Company to make payments at a rate specified in an agreement such as this Agreement varying directly with the aggregate average daily net asset value of Class C Shares of the Fund sold by such financial intermediary on or after the effective date of this Agreement, as determined pursuant to Section 4 hereof, and held at the close of each day in accounts of clients or customers of particular intermediary, such amount being referred to herein as the "Holding Level"; for purposes of calculating the Holding Level, Class C Shares of such Fund which are redeemed or otherwise disposed of from any account existing prior to


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        such effective date shall be deemed to have been Class C Shares sold prior to such effective date to the extent of the number of Class C Shares held in such account immediately after the close of business on the day prior to such effective date;

        NOW, THEREFORE, the Company and the Intermediary agree as follows:

1.      Subject to continuing compliance with its obligations pursuant to
        Section 2 hereof, the Intermediary shall be entitled to service fee payments, if any, to be paid by the Company with respect to the Fund's Class C Shares at the annual percentage rate of the Holding Level set forth from time to time in the then current Prospectus of the Fund on a quarterly basis (prorated for any portion of such period during which this Agreement is in effect for less than the full amount of such period); it is understood and agreed that the Company may make final and binding determinations as to whether such continuing compliance and as to whether or not any Fund Class C Shares are to be considered in determining the Holding Level of any particular financial intermediary and what Fund Class C Shares, if any, are to be attributed to such purpose to a particular financial intermediary, to a different financial intermediary or to no financial intermediary.

2. The service fee payments with respect to the Fund's Class C Shares to be made in accordance with Section 1 hereof, if any, shall be paid to the Intermediary as compensation for providing "services" as such term is utilized in Conduct Rule 2830 ("Rule 2830") of the National Association of Securities Dealers ("NASD"), and such service fee payments shall be subject to the limits and conditions of Rule 2830 and other applicable rules and regulations of the NASD. In this regard, in consideration for the service fee payments to be made in accordance with Section 1 hereof, the Intermediary shall provide to its clients or customers who hold Class C Shares of the such services and other assistance as may from time to time be reasonably requested by the Company, including but not limited to answering inquiries regarding the Fund, providing information programs regarding the Fund, assisting in selected dividend payment options, account designations and addresses and maintaining the investment of such customer or client in the Fund.

3. The Company shall have the right at any time and from time to time without notice to the Broker-Dealer to amend its Prospectus with respect to the amount of the service fee, as well as the amount of any other fees to be paid pursuant hereto. Such amendments shall be effective as of the date of the amended Prospectus.



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Your placement with the Company of an order for Class C Shares of the Fund will conclusively constitute your acceptance of this Agreement.


                                        Very truly yours,


                                        VAN KAMPEN FUNDS INC.


                                        By:
                                           ------------------------------
                                              Its:
                                                   ----------------------------



Dated: ________ __, ____




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